As filed with the Securities and Exchange Commission on April 7, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRINGTON WEST FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	48-1175170
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

610 Alamo Pintado Road
Solvang, California 93463
(Address of Principal Executive Offices, Including Zip Code)

1996 STOCK OPTION PLAN
(Full Title of the Plan)

Craig J. Cerny
Chairman and Chief Executive Officer
Harrington West Financial Group, Inc.
610 Alamo Pintado Road
Solvang, California 93463
(Name and Address of Agent for Service)

(805) 688-6644
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Kelley Drye & Warren LLP
8000 Towers Crescent Drive, Suite 1200
Vienna, Virginia 22182
(703) 918-2300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share	Price (1)	Registration Fee

Common Stock, $0.01 par value	900,000 shares (2)	$8.20 (1)	$7,380,000	$597

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price of outstanding options under the 1996 Stock Option Plan.

(2)	Together with an indeterminable number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the 1996 Stock Option Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

                  The following documents filed with the Securities and Exchange Commission (the “Commission”) by Harrington West Financial Group, Inc. (the “Registrant”) are hereby incorporated by reference in this Registration Statement:

                  (a)     Our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 19, 2003 (File No. 000-50066).

                  (b)     Our Current Reports on Form 8-K filed on January 22, 2003 (File No. 000-50066) and March 19, 2003 (File No. 000-50066).

                  (c)     The description of the Registrant’s common stock contained in the Registrant’s Form 8-A (File No 000-50066), as filed with the Commission pursuant to Sections 12(b) and 12(g) of the Securities Act of 1934, as amended, on November 1, 2002.

                  All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such reports and documents are filed with the Commission. Any statement incorporated by reference herein shall also be deemed to be modified or superseded for the purposes of this Registration Statement and any amendment or supplement hereto to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement or any such amendment or supplement.

Item 4.      Description of Securities.

                  Not applicable.

Item 5.      Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.      Indemnification of Directors and Officers.

                  The Registrant’s certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duties, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

                  The Registrant’s bylaws provide that the Registrant shall indemnify its directors, officers, employees or agents to the fullest extent permitted by Delaware law, provided, however, the Registrant is not liable for any amounts which may be due any person in connection with a settlement of any action, suit or proceeding effected without the Registrant’s prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without the Registrant’s prior written consent. The Registrant’s bylaws also provide for the advancement of expenses to our directors, officers and employees in defending any civil, criminal, administrative or investigative action, as authorized by its board of directors.

                  In addition, the Registrant’s bylaws provide that the right of directors, officers and employees to indemnification shall be a contract right and shall not be exclusive of any other rights now possessed or hereafter acquired under the Registrant’s certificate of incorporation, any agreement, vote of stockholders or disinterested directors or otherwise. The Registrant also has directors’ and officers’ insurance against certain liabilities.

                  Section 145 of the General Corporation Law of Delaware, which governs indemnification of officers, directors, employees and agents, and insurance is set forth below.

§ 145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE

                  (a)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

                  (b)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c)  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

                  (d)  Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                  (e)  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                  (f)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

                  (g)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

                  (h)  For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint ‘venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                  (i)  For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plane its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

                  (j)  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k)  The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees). (Last amended by Ch. 120, L. ‘97, eff. 7-1-97.)

Item 7.      Exemption from Registration Claimed.

                  Not applicable.

Item 8.      Exhibits.

Exhibit No.	Description

5.1	Opinion of Kelley Drye & Warren LLP regarding the legality of the Common Stock being registered.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page of this Registration Statement).

99.1	1996 Stock Option Plan (1)

(1)  Incorporated herein by reference from the Registrant’s Registration Statement on Form S-1, as amended, filed on August 30, 2002, Registration No. 333-99031.

Item 9.      Undertakings.

                  (a)     The undersigned Registrant hereby undertakes:

                            (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                            (2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on March 26, 2003.

HARRINGTON WEST FINANCIAL GROUP, INC.

By:	/s/ Craig J. Cerny
Craig J. Cerny Chairman and Chief Executive Officer

POWER OF ATTORNEY

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below, hereby makes, constitutes and appoints Craig J. Cerny and William W. Phillips, Jr., and each of them severally, as his or her attorney-in-fact to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

NAME	TITLE	DATE

/s/ Craig J. Cerny		March 26, 2003
Craig J. Cerny	Executive Officer (Principal Executive Officer)

/s/ William W. Phillips, Jr.	President and Director	March 26, 2003
William W. Phillips, Jr.

/s/ Sean Callow	Senior Vice President and	March 26, 2003
Sean Callow	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Stanley J. Kon	Director	March 26, 2003
Stanley J. Kon

/s/ John J. McConnell	Director	March 26, 2003
John J. McConnell

/s/ Paul O. Halme	Director	March 26, 2003
Paul O. Halme

/s/ William D. Ross	Director	March 26, 2003
William D. Ross

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Kelley Drye & Warren LLP regarding the legality of the Common Stock being registered.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page of this

99.1	Registration Statement). 1996 Stock Option Plan (1)

(1) Incorporated herein by reference from the Registrant’s Registration Statement on Form S-1, as amended, filed on August 30, 2002, Registration No. 333-99031.